PLAN AND ARTICLES OF MERGER
                               OF
                   EDUCATIONAL RESOURCES, INC.
                      A NEVADA CORPORATION
                              INTO
                EARTH CARE GLOBAL HOLDINGS, INC.
                      A FLORIDA CORPORATION

     THE UNDERSIGNED CORPORATIONS DO HEREBY CERTIFY:

     FIRST:  That the name and state of incorporation of each of the constituent corporations (the "Constituent Corporations") of the merger (the "Merger") is as follows:
          Name                          State of Incorporation
     Earth Care Global Holdings, Inc.        Florida
     Educational Resources, Inc.             Nevada

     SECOND: That a plan of merger, entitled Agreement and Plan of Reorganization, between the parties to the Merger has been approved and adopted, by the board of directors of each of the Constituent Corporations in accordance with the requirements of Florida and Nevada law and that upon filing this document with the Secretary of State of Florida and the Secretary of State of Nevada, the Merger shall be effective (the "Effective Date").

     THIRD: The name of the surviving corporation of the Merger is Earth Care Global Holdings, Inc., a Florida corporation.

     FOURTH: The terms and conditions of the Merger and the manner and basis of converting the shares of the Constituent Corporations is as follows set forth below. All capitalized terms are defined in the Agreement and Plan of Reorganization referred to in the SIXTH Article hereof:

     (a)  Corporate Existence

          (1) At the Effective Date, the Surviving Corporation shall continue its corporate existence as a Florida corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations;
     (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

          (2) At the Effective Date, (i) the Articles of Incorporation and the By-laws of Earth Care, as existing immediately prior to the Effective Date, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation;
     (ii) the members of the Board of Directors of Earth Care holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by law and the by-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of Earth Care at the Effective Date shall hold the same offices of the Surviving Corporation.

     (b)  Conversion of Securities.

          Educational Storybooks International, Inc. ("ESB") is the owner of 1,000 shares of common stock of Educational Resources, Inc. ("ERI"), which 1,000 shares constitutes all of the issued and outstanding common stock of ERI. Earth Care Global Holdings, Inc. ("Earth Care") is the surviving corporation of the merger of ERI into Earth Care. As of the Effective Date and without any action on the part of ESB, ERI, Earth Care or the holders of any of the securities of any of these corporations each of the following shall occur:

          (1) Immediately prior to the Effective Date, Earth Care shall have 743,197 shares of Earth Care Common Stock outstanding. Each share of Earth Care Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into 5.6463 shares of ESB Common Stock (after giving effect to the ESB Reverse Stock Split) or an aggregate of 4,196,316 ESB shares. The holders of these 743,197 Earth shares of Common Stock are hereinafter referred to as the "Earth Care Historical Shareholders. All such shares of Earth Care Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive certificates evidencing such number of shares of ESB Common Stock into which such shares of Earth Care Common Stock were converted. The holders of such certificates previously evidencing shares of Earth Care Common Stock Earth Care outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Earth Care Common Stock except as otherwise provided herein or by law;

          (2) 353,797 shares of ESB Common Stock shall be reserved for issuance upon exercise of an existing option held by Magellan Finance Corp. (the "Magellan Option"). In the event the Magellan Option is not exercised in whole or in part, then those shares reserved for the Magellan Option but not purchased by exercise of said option shall be issued on a pro rata basis to the Earth Care Historical Shareholders in proportion to the Earth Care shares they owned immediately prior to the Effective Date. It is agreed that the Magellan Option expires on December 31, 1997.

          (3) Any shares of Earth Care Common Stock held in the treasury of Earth Care immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

          (4) The 1,000 shares of common stock of ERI issued and outstanding immediately prior to the Effective Date shall be converted into one share of common stock of the Surviving Corporation and thereafter each stock certificate of ERI shall evidence ownership of shares of common stock of the Surviving Corporation, all of which shall be beneficially owned by ESB;

          (5) The Earth Care Historical Shareholders shall be entitled to receive on a pro rata basis an aggregate of 2,000,000 shares of ESB Common Stock at any time prior to December 31, 2,000, in the event that Earth Care, on a consolidated basis, reaches net sales (less returns) or production of at least 2,000,000 pounds of plastic lumber product per month for three consecutive months. These shares shall be issued to the Earth Care Historical Shareholders on the basis of 2.6911 shares for every one Earth Care share of Common Stock they owned immediately prior to the Effective Date.

     FIFTH:  Voting results for the merger are as follows:

     (a) Earth Care. The Plan of Merger was approved by the Board of Directors of Earth Care on February 7, 1996, and was submitted to the shareholders of Earth Care by the Board of Directors and approved by said shareholders on March 23, 1996, and out of 743,197 shares of common stock entitled to vote on the Plan, 731,217 shares voted in favor and 11,980 shares voted against, resulting in approval of the Plan.

     (b) ERI. The Plan of Merger was approved by the Board of Directors of ERI on March 26, 1996, and was submitted to the shareholders of ERI by the Board of Directors and approved by said shareholders on March 26, 1996, and out of 1,000 shares of common stock entitled to vote on the Plan, 1,000 shares voted in favor and no shares voted against, resulting in unanimous approval of the Plan.

     (c) General. The number of votes cast for the Plan of Merger by each group was sufficient under Florida and Nevada law for approval by that voting group.

     SIXTH: The Agreement and Plan of Reorganization dated December 15, 1995, by and between Earth Care and ESB is on file at the principal place of business of Earth Care and ESB at 2300 West Glades Road, Suite 440W, Boca Raton, Florida 33431, and will be furnished on request without cost to any stockholder of either of the constituent corporations which are parties hereto.
     SEVENTH: Upon this Merger becoming effective, the Surviving Corporation acknowledges that it is deemed, under Nevada law:

          (a) To appoint the Secretary of State as its agent for service of process in a proceeding to enforce any obligation or the rights of dissenting shareholders of each domestic corporation party to the merger; and

          (b) To agree that it will promptly pay to the dissenting shareholders of each domestic corporation party to the merge the amount, if any, to which they are entitled under NRS
     78.471 to 78.502, inclusive.


                                   EDUCATIONAL RESOURCES, INC.



                                   By: /s/ Michael Dixon
                                      Michael Dixon, President
                                      and Secretary


                                   EARTH CARE GLOBAL HOLDINGS,
                                   INC.



By: /s/ M. Scott Irons             By: /s/ David A. Farrow
   M. Scott Irons, Secretary           David A. Farrow,
                                       President

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